Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

NextNav Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	NextNav Inc. 2021 Omnibus Incentive Plan Common Stock, $0.0001 par value per share	Other	5,636,259 (2)	$11.235(4)	$63,323,369.87	0.00015310	$9,694.81
Equity	NextNav Inc. 2021 Employee Stock Purchase Plan Common Stock, $0.0001 par value per share	Other	200,000 (3)	$11.235(4)	$2,247,000.00	0.00015310	$344.02

Total Offering Amounts					$65,570,369.87		$10,038.83
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$10,038.83

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents shares of common stock, $0.0001 par value per share (the “Common Stock”), of NextNav Inc. reserved for future issuance under the NextNav Inc. 2021 Omnibus Incentive Plan.

(3)	Represents shares of Common Stock of NextNav Inc. reserved for future issuance under the NextNav Inc. 2021 Employee Stock Purchase Plan.

(4)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the average of the high and low prices for a share of the Common Stock as reported on the Nasdaq Capital Market on March 6, 2025, which date is a date within five business days of the filing of the Registration Statement.